                               THE MILESTONE FUNDS
                            SHAREHOLDER SERVICE PLAN
                                    (Form of)

This Shareholder Service Plan (the "Plan") is adopted by The Milestone Funds (the "Trust") with respect to the Institutional, Investor, Service and Premium Classes of shares of beneficial interest of each of the Portfolios identified in Appendix A (individually a "Portfolio" and collectively the "Portfolios").

SECTION 1.      ADMINISTRATOR

         The Trust has entered into an Administration Agreement (the "Agreement") with The Bank of New York, Inc. ("BNY") whereby BNY provides certain administrative services for the Trust and for each Portfolio.

SECTION 2.      SERVICE AGREEMENTS; PAYMENTS

         (a) The Trust is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Trust (the "Board"), with financial institutions and other persons, including Milestone Capital Management, L.P., the investment adviser to the Trust, who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

         (b) Pursuant to the Agreements, as compensation for the services described in Section 4 below, the Trust may pay the Service Providers, the following amounts (the "Payments"):

                (i) with respect to shareholders of the Institutional Class of a Portfolio, a fee at an annual rate of up to ___% of the average daily net assets of the Institutional Class of the Portfolio represented by the shareholder accounts for which the Service Provider maintains a service relationship; and,

                (ii) with respect to shareholders of the Investor Class of a Portfolio, a fee at an annual rate of up to ___% of the average daily net assets of the Investor Class of the Portfolio represented by the shareholder accounts for which the Service Provider maintains a service relationship;

                (iii) with respect to shareholders of the Service Class of a
                      Portfolio, a fee at an annual rate of up to ___% of the average daily net assets of the Service Class of the Portfolio represented by the shareholder accounts for which the Service Provider maintains a service relationship; and,

                (iv) with respect to shareholders of the Premium Class of a Portfolio, a fee at an annual rate of up to ___% of the average daily net assets of the Premium Class of the Portfolio represented by the shareholder accounts for which the Service Provider maintains a service relationship;

                Provided, however, that the Institutional, Investor, Service or Premium Class of any Portfolio shall not directly or indirectly pay any amounts, whether payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

         (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in the Institutional, Investor, Service or Premium Class of a Portfolio of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

SECTION 3.      SHAREHOLDER SERVICE FEE

         Pursuant to this Plan, the Trust shall daily accrue and pay monthly:

         (a) a Shareholder Service Fee for the Institutional Class not to exceed (i) ___% of the average daily net assets of the Institutional Class of each Portfolio or (ii) the combined Payments made with respect to the Institutional Class for the month; and,

         (b)    a Shareholder Service Fee for the Investor Class not to exceed
                (i) ___% of the average daily net assets of the Investor Class of each Portfolio or (ii) the combined Payments made with respect to the Investor Class for the month.

         (c)    a Shareholder Service Fee for the Service Class not to exceed
                (i) ___% of the average daily net assets of the Service Class of each Portfolio or (ii) the combined Payments made with respect to the Service Class for the month; and,

         (d)    a Shareholder Service Fee for the Premium Class not to exceed
                (i) ___% of the average daily net assets of the Premium Class of each Portfolio or (ii) the combined Payments made with respect to the Premium Class for the month.

SECTION 4.      SERVICE ACTIVITIES

        Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions;

        (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

SECTION 5.      AMENDMENT AND TERMINATION

         (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

         (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

SECTION 6.      LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the shareholders of each Portfolio shall not be liable for any obligations of the Trust under the Plan.